     Exhibit 10.60
W2007 417 FIFTH REALTY, LLC
530 Fifth Avenue, Suite 1800
New York, NY 10036
     November 27, 2007
Atari, Inc.
417 Fifth Avenue
New York, NY 10016
Re:	Partial Surrender Agreement dated August 14, 2007 (the “Surrender Agreement”) between W2007 417 Fifth Realty, LLC (the “Landlord”) and Atari. Inc. (the “Tenant”).
To Whom It May Concern:
     This letter shall serve as an agreement between Landlord and Tenant and shall constitute an amendment to the Surrender Agreement and to the Lease (as defined in and as modified by the Surrender Agreement). Pursuant to the terms of the Surrender Agreement, Tenant agreed to vacate the entire eighth (8th) floor (the “Office Surrender Premises”) of the building located at 417 Fifth Avenue, New York, New York by December 31, 2007. Landlord and Tenant both agree and acknowledge that if Tenant vacates the Office Surrender Premises prior to December 31, 2007 (such date upon which Tenant sooner surrenders the Office Surrender Premises being, the “Early Office Surrender Date”) then the Fixed Annual Rent (as defined in the Lease) and additional rent with respect to the Office Surrender Premises shall only be payable to the extent applicable to the period up to and including the Early Office Surrender Date, and such Fixed Annual Rent and additional rent shall be appropriately prorated for the number of days that the Tenant has actually been in the Office Surrender Premises for such partial month of December, and for all purposes under the Surrender Agreement, the term “Surrender Date” as used and defined in the Surrender Agreement as to the Office Surrender Premises only, shall mean such Early Office Surrender Date.
IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this agreement as of the day and year first written.

W2007 417 FIFTH REALTY, LLC:		ATARI, INC.:

By:	/s/ Illegible	By:	/s/ Curtis Solsvig

Curtis Solsvig, Chief Trusing Officer